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Exhibit 10.14

AMENDED AND RESTATED SALE BONUS AGREEMENT

        THIS AMENDED AND RESTATED SALE BONUS AGREEMENT (this "Agreement"), dated as of July    , 2004, is made and entered into by and among JAMDAT Mobile Inc., a Delaware corporation ("Parent"), JAMDAT Mobile (UK) Ltd., a corporation registered under the laws of England (the "Company"), and Juan Montes, an individual ("Employee").

RECITALS

        WHEREAS, the Parent, the Company and Employee entered into that certain Sale Bonus Agreement on May 22, 2003 (the "Original Agreement"); and

        WHEREAS, the parties hereby wish to amend and restate the Original Agreement on the terms hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Original Agreement in its entirety, as follows:

AGREEMENT

        1.    CERTAIN DEFINED TERMS.    Capitalized terms used herein and not otherwise defined shall have the following meanings:

        "Company Liquidity Event" means the consummation of (i) a sale, conveyance or disposition of all or substantially all of the assets of the Company, or (ii) a sale, reorganization, merger or consolidation of the Company with or into any other corporation or entity, or exchange of outstanding securities of the Company, in which transaction, or series of related transactions, the Company's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the voting securities of the corporation following such sale, reorganization, merger, consolidation or other transaction; provided however, that any such transaction shall only comprise a Company Liquidity Event if consummated while the Parent is in registration under the Form S-1 Registration Statement filed by the Parent on July 2, 2004 (the "Registration Statement").

        "Liquidity Event" means a Company Liquidity Event or a Parent Liquidity Event.

        "Parent Liquidity Event" means the consummation of (i) a sale, conveyance or disposition of all or substantially all of the assets of Parent, or (ii) a sale, reorganization, merger or consolidation of Parent with or into any other corporation or entity, or exchange of outstanding securities of the Company, in which transaction, or series of related transactions, Parent's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the voting securities of the corporation following such sale, reorganization, merger, consolidation or other transaction; provided however, that any such transaction shall only comprise a Parent Liquidity Event if consummated while the Parent is in registration under the Registration Statement.

        2.    MANAGEMENT SALE BONUS.

            (a)    Grant of Sale Bonus.    Subject to the terms and conditions of this Agreement, the Company hereby agrees to pay a sale bonus to Employee (the "Bonus") equal to £125,000 upon the consummation of a Liquidity Event.

            (b)    Termination of Bonus.    Employee shall be entitled to receive the Bonus only if Employee is employed by the Company on the date of the consummation of a Liquidity Event. Employee agrees and acknowledges that Employee shall forfeit all rights to receive the Bonus as of the date of the termination of Employee's employment with the Company for any reason whatsoever.

            (c)    At-Will Employment.    This Agreement shall not be construed as creating or implying that Employee has any contractual or other right to employment for any fixed or minimal term, except as may be specifically set forth in that certain Services Agreement dated as of May 22, 2003, by and between the Company and Employee.

            (d)    Form of Payment.    The Bonus shall be payable in cash. Upon consummation of a Liquidity Event, Parent and the Company shall use commercially reasonable efforts to ensure that Employee receives payment of the Bonus within sixty (60) business days of such consummation.

            (e)    Withholding of Taxes.    Employee shall pay to the Company or Parent, or make provision satisfactory to the Company or Parent for payment of, any taxes required to be withheld in respect of the Bonus no later than the date of the event creating any such tax liability. The Company or Parent may, to the extent permitted by law, deduct and withhold any such tax obligations from any payment of any kind otherwise due to Employee.

            (f)    Compliance with Laws.    If, at any time, the Company or Parent determines that the payment of the Bonus is or may be unlawful under the laws of any applicable domestic or foreign jurisdiction, or federal or state securities laws, Employee's right to receive payment shall be suspended until the Company's or Parent's legal counsel determines that such delivery is lawful.

            (g)    Payment Obligation.    The Company shall retain all obligations to make any payments of the Bonus; provided, however, that such obligation may be assigned, in whole or in part, without the consent of Employee, pursuant to a written instrument executed by the Company and approved by the Company's Board of Directors.

        3.    TERM.    This Agreement shall terminate and be of no further force and effect on the earlier of: (a) the effectiveness of the Registration Statement; (b) the withdrawal of the Registration Statement; or (c) July 2, 2005.

        4.    MISCELLANEOUS.

            4.1    Notices.    All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, by reputable overnight courier service to the parties at the following addresses or facsimile numbers:

If to Parent or the Company:
JAMDAT Mobile (UK) Ltd., in care of:
JAMDAT Mobile Inc.
3415 S. Sepulveda Boulevard, Suite 500
Los Angeles, CA 90034
Attention: Craig S. Gatarz, Esq.
Telephone: (310) 636-3103
Facsimile: (310) 397-0353
with a copy to:	Sheppard, Mullin, Richter & Hampton LLP 800 Anacapa Street Santa Barbara, CA 93101-2212 Attention: C. Thomas Hopkins, Esq. Telephone: (805) 568-1151 Facsimile: (805) 568-1955
If to Employee:	to the address set forth on the signature page hereto.

        All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by courier service in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

            4.2    Entire Agreement.    This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and thereof, and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof and thereof.

            4.3    Assignment; Binding Effect.    Neither this Agreement nor any right, interest or obligation hereunder may be assigned by Employee without the prior written consent of the Company and Parent and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

            4.4    Invalid Provisions.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision substantially similar in terms to such illegal, invalid or unenforceable provision to the extent the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected by such addition.

            4.5    Governing Law; Venue.    This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof. Any legal action or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in Los Angeles, California.

            4.6    Specific Performance.    The parties hereto acknowledge that Parent and the Company would not have an adequate remedy for money damages if this Agreement is not performed in accordance with its terms. Employee therefore agrees that Parent and the Company shall be entitled to specific performance of the terms hereof. Any such remedy shall be in addition to any other remedy that may be available at law or in equity.

            4.7    Amendment.    This Agreement may only be amended with the written consent of Parent, the Company and the Employee.

            4.8    Counterparts.    This Agreement may be executed in any number of counterparts or facsimiles, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            4.9    Confidentiality.    Employee agrees to treat and cause its representatives to treat as confidential, and not to disclose to third parties, all documents and information furnished to Employee concerning Parent and the Company (except to the extent that such documents and information: (i) become generally available to the public other than as a result of a disclosure in violation hereof,

(ii) become lawfully available to Employee on a non-confidential basis from a third party which is not under an obligation of confidentiality with respect thereto or (iii) are required by law to be disclosed).

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date first written above.

JAMDAT Mobile Inc., a Delaware corporation
By:	/s/ Craig Gatarz Craig Gatarz Chief Operating Officer
JAMDAT Mobile (UK) Ltd.
By:	/s/ Craig Gatarz Craig Gatarz Director
EMPLOYEE
/s/ Juan Montes Juan Montes 25 Vicarage Hill Farnham, Surrey GU9 8HL England

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AMENDED AND RESTATED SALE BONUS AGREEMENT
RECITALS
AGREEMENT